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                                                                    EXHIBIT 4(d)
                             STOCK OPTION AGREEMENT


                 THIS STOCK OPTION AGREEMENT, dated as of October 31, 1997, is entered into between VERSUS TECHNOLOGY, INC., a Delaware Corporation (the "Corporation"), and Samuel Davis, a Director of the Corporation (herein "Director").

                              W I T N E S S E T H:
                 The Corporation desires, by affording the Director an opportunity to purchase shares of its Common Stock, $.01 par value, to provide the Director with an added incentive to join or to continue in his capacity as a Director of the Corporation and to continue and increase his supplemental efforts as described below.

                 In consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto hereby agree as follows:
                 1.  Grant.       The Corporation irrevocably grants to the
Director the right and option (the "Option") to purchase all or any part of an aggregate of 100,000 shares of Common Stock on the terms and conditions herein set forth.
                 2.  Price.       The purchase price of the shares of Common
Stock covered by the Option shall be $1.031 per share, being equal to or in excess of the fair market value of the Common Stock on the date hereof.
                 3.  Time of Exercise.     The term of the Option shall be for
a period of five (5) years from the date hereof, subject to earlier termination as provided in this Agreement. Except as provided in Paragraphs 5 and 6 hereof, the Option may not be exercised unless the



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Director shall at the time of exercise be a Director of the Corporation.
Neither the Option nor any rights related to the Option shall be exercisable for a period of six months from the date hereof.
     4. No Transfer. The Option shall not be transferable by the Director otherwise than by Will or the laws of descent and distribution, except to one or more family members of the Director or one or more trusts for the benefit of family members of the Director. The Option may not be assigned, transferred (except as aforesaid), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof and the levy of any attachment or similar process upon the Option shall be null and void ab initio and without effect.
     5.  Termination.          In the event the Director's service as a Director
of the Corporation shall be terminated for any reason other than death, the Option may be exercised by the Director at any time within six months after such date (or one year after such date if the Director is disabled), but in no event after the expiration of five years from the date hereof. Disability, for the purposes of this Agreement, shall constitute four consecutive quarters of being unable to render services as a director of the Company as a result of a physical or mental incapacity.
     6. Death of Director. If the Director shall die while entitled to exercise the Option, the Option may be exercised by the legatee or legatees of the Option under the Director's Will, the personal representative or distributees of the Director to the extent that the



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Option would otherwise have been exercisable by the Director at any time within a period of one year after the date of the Director's death, but this provision shall not otherwise extend the five (5) year duration of the Option.
     7. Anti-Dilution Adjustments. In the event of any change in the outstanding Common Stock of the Corporation by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations or exchanges of shares, split-ups, split-offs, liquidations or other similar changes in capitalization, or any distributions to common stockholders other than cash dividends, the numbers, class and prices of shares covered by this Option shall be equitably and appropriately adjusted by the remaining members of the Board of Directors, whose determination shall be conclusive; provided, however, that no such adjustment shall give the Director any additional benefits under the Option.
     8.  Corporate Transactions.     Notwithstanding the provisions of
Paragraph 7, if any "corporate transaction" as defined in Section 1.425-1 of the Treasury Regulations promulgated under the Internal Revenue Code of 1986 occurs after the date of this Agreement, and in connection with such corporate transaction, the Corporation and another corporation enter into an agreement providing for the issuance of substitute stock options in exchange for the Option or the assumption of the Option, in either case giving the Director the right to purchase the largest whole number of shares of Common Stock of the Corporation or of any other corporation at the lowest option price permitted by said Section 1.425-1, the Option shall be deemed to provide for the purchase of such number of shares of



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Common Stock at such option price as shall be agreed upon by the Corporation and such other corporation, and the term "Corporation" herein shall mean the issuer of the stock then covered by the Option and the term "Common Stock" shall mean such stock.
     9. No Agreement for Continued Service. This Agreement does not confer upon the Director any right to continue as a Director of the Corporation nor does it interfere in any way with the right of the Corporation to remove the Director, or the right of the Director to resign, at any time.
     10. Restrictions. The obligation of the Corporation to sell and deliver shares of Common Stock with respect to the Option shall be subject to
(i) all applicable laws, rules, regulations and such approvals by any governmental agencies as may be required, including the effectiveness of a registration statement under the Securities Act of 1933, as amended and (ii) the condition that the shares of Common Stock to be received upon exercise of the Option shall have been duly listed, upon official notice of issuance, on a stock exchange (to the extent that the Common Stock of the Corporation is then listed on any such stock exchange). The Company will include the shares to be issued pursuant to this option in any registration it files on Form S-8 and will use its best efforts to properly file any Additional Listing Application which may be required for listing of the shares to be issued upon the exercise of this option. In the event that the shares shall be delivered otherwise than in accordance with an applicable registration statement, the Corporation's obligation to deliver the shares is subject to the further condition that the Director will execute and deliver to the Corporation an undertaking in



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form and substance satisfactory to the Corporation that (i) it is the Director's intention to acquire and hold such shares for investment and not for resale or distribution, (ii) the shares will not be sold without registration or exemption from the requirement of registration under the Securities Act and (iii) the Director will indemnify the Corporation for any costs, liabilities and expenses which it may sustain by reason of any violation of the Securities Act or any other law regulating the sale or purchase of securities occasioned by any act on his part with respect to such shares. The Corporation may require that any certificate or certificates evidencing shares issued pursuant to this Agreement bear a restrictive legend intended to effect compliance with the Securities Act or any other applicable regulatory measures, and stop transfer instructions with respect to the certificates representing the shares may be given to the transfer agent.
     11.  Exercise.   Subject to the terms and conditions of this Agreement, the
Option may be exercised only by written notice delivered to the Corporation at 2600 Miller Creek Road, Traverse City, MI 49684, attention: President, of intention to exercise such Option and by making payment of the purchase price of such shares against delivery of a certificate or certificates therefor as hereinafter provided. Such written notice shall:

                    (a) state the election to exercise the Option and the number of shares in respect of which it is being exercised;

                    (b) fix a date not less than seven (7) business days from the date such notice is received by the Corporation for delivery of the certificate or certificates for said shares and the payment of the purchase price therefor, and




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                          (c)     be signed by the person or persons so
                                  exercising the Option and in the event the Option is being exercised by any person or persons other than the Director, be accompanied by appropriate proof of the right of such person or persons to exercise the Option.

         On the date fixed in said written notice, a certificate or certificates for the shares as to which the Option shall have been so exercised, registered in the name of the person or persons so exercising the Option, shall be issued by the Corporation and delivered to or upon the order of such person or persons against payment in full at the above-mentioned address of the purchase price of said shares in cash, by check or by surrender or delivery to the Corporation of shares of the Corporation's Common Stock with a fair market value equal to or less than the Option price, plus cash equal to any difference. All shares issued as provided herein will be fully paid and nonassessable. The Director shall not have any of the rights of the stockholder with respect to the shares of Common Stock subject to the Option until the certificate evidencing such shares shall be issued to him upon the due exercise of the Option.
         12.  Availability of Shares.      The Corporation shall at all times
during the term of the Option reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue taxes with respect to the issue of shares pursuant hereto and all other fees and expenses necessarily incurred by the Corporation in connection therewith and will from time to time use its best efforts to comply with all laws and regulations which in the opinion of counsel for the Corporation shall be applicable thereto.

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     13.  Fair Market Value.  As used herein, the "fair market value" of a share of Common Stock shall be:


                    (a) if the Common Stock is listed on a national securities exchange, the closing price of the Common Stock on the Composite Tape on the trading day immediately preceding such given date;

                    (b)     if the Common Stock is traded on the
                            over-the-counter market, the average of the bid and the asked price for the Common Stock or, if there is last sale reporting, the closing price as reported by the Wall Street Journal at the close of trading on the trading day immediately preceding such given date, and

                    (c) if the Common Stock is neither listed on a national securities exchange or traded on the over-the-counter market, such value as the remaining members of the Board of Directors in good faith shall determine.

        14.   Governing Law.      This Agreement has been entered into and
shall be construed in accordance with the substantive laws of the State of Michigan.

        IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed and sealed by its duly authorized officers and the Director has hereunder set his hand, all as of the day and year first above written.


ATTEST:                                      THE CORPORATION:

                                             VERSUS TECHNOLOGY, INC.

_____________________________         By:    _____________________________
Name:            Andrea Beadle        Name:  Gary T. Gaisser
Title:           Secretary            Title: President, Chief Executive
                                             Officer and Director

WITNESS:                                     THE DIRECTOR:



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_________________________             _______________________________
                                              SAMUEL DAVIS




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